Exhibit 23


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


   We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-79838) pertaining to the Effective Management Systems, Inc. 1994 Employee Stock Purchase Plan, the Registration Statement on Form S-8 (No. 33-78658) pertaining to the Effective Management Systems, Inc. 1993 Stock Option Plan and the Registration Statement on Form S-3 (No. 33-95816) pertaining to the registration of 550,000 shares of its common stock of our report dated January 17, 1997, with respect to the consolidated financial statements of Effective Management Systems, Inc. included in the Annual Report on Form 10-KSB for the year ended November 30, 1996.



                                           ERNST & YOUNG LLP


   Milwaukee, Wisconsin
   February 14, 1997